CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-267593) on Form N-2 of our reports dated February 27, 2025, relating to the consolidated financial statements and financial highlights (in Note 10) of Blackrock TCP Capital Corp. and subsidiaries and the effectiveness of Blackrock TCP Capital Corp. and subsidiaries internal control over financial reporting appearing in the Annual Report on Form 10-K of BlackRock TCP Capital Corp. and subsidiaries for the year ended December 31, 2025. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

February 27, 2026